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                                                                    EXHIBIT 99.2

                        Independent Accountants' Report
                        -------------------------------


The Board of Directors
Bay View Acceptance Corporation

We have examined management's assertion about Bay View Acceptance Corporation's ("BVAC") compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers"), except for minimum servicing standards I.4, III.3, III.4,
V.2 through V.4, and VII.1.b, which BVAC has interpreted as being inapplicable to the servicing obligations set forth in the Bay View LG-1 Auto Trust Pooling and Servicing agreement dated December 14, 1999 and the Bay View LJ-1 Auto Trust Pooling and Servicing Agreement dated March 29, 2000, as of and for the year ended December 31, 2000, included in the accompanying Management Assertion Report. Management is responsible for BVAC's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about BVAC's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on BVAC's compliance with the minimum servicing standards.

In our opinion, management's assertion that BVAC has complied in all material respects with the aforementioned minimum servicing standards as of and for the year ended December 31, 2000, except for all reconciling items not being cleared within 90 days as it relates to both Auto Trust Pooling and Servicing agreements, is fairly stated, in all material respects.


/s/  KPMG LLP
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San Francisco, California
March 30, 2001
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                             Management Assertion
                             --------------------


As of and for the year ended December 31, 2000, Bay View Acceptance Corporation ("BVAC") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), except for minimum servicing standards I.4, III.3, III.4, V.2 through V.4 and VII.1.b, which BVAC has interpreted as being inapplicable to the servicing obligations set forth in the Bay View LG-1 Auto Trust Pooling and Servicing agreement dated December 14, 1999 and the Bay View LJ-1 Auto Trust Pooling and Servicing Agreement dated March 29, 2000, except for the following:

  .  All reconciling items were not cleared within 90 days.


USAP Ref.        Minimum Servicing Standards

I. CUSTODIAL BANK ACCOUNTS

       1 Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:
                 .  Be mathematically accurate,
                 . Be prepared within 45 calendar days after the cutoff date, . Be reviewed and approved by someone other than the person who prepared the reconciliation,
                 . Document explanations for reconciling items. These reconciling items shall be resolved within ninety calendar days of their original identification.

       2 Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's account or a borrower's account.

       3 Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.   AUTO LOAN PAYMENTS

       1 Auto loan payments shall be deposited into the trustee's bank account within two business days of receipt.

       2 Auto loan payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.
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       3         Auto loan payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the borrower's loan documents.

       4 Auto loan payments identified as loan payoffs shall be allocated in accordance with the borrower's loan documents.

III.  DISBURSEMENTS

       1 Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

       2 Disbursements made on behalf of a borrower or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

       5 Amounts remitted to investors per the servicer's investor reports shall agree with the canceled checks, or other form of payment, or custodial bank statements.

       6 Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.  INVESTOR ACCOUNTING AND REPORTING

       1 The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.  MORTGAGOR LOAN ACCOUNTING

       1 The servicing entity's investor reports shall agree with, or reconcile to, the records of borrowers with respect to the unpaid principal balance on a monthly basis.

Vl.  DELINQUENCIES

       1 Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and auto payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).
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VII.  INSURANCE POLICIES

       1         a)  A fidelity bond shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management assertion.


As of and for this same period, BVAC had in effect a fidelity bond in the amount of $40,000,000.

Very truly yours,
Bay View Acceptance Corporation


/s/ Michael J. LaOrange                    /s/ Mark E. Lefanowicz
- -----------------------------------        -------------------------------------
Michael J. LaOrange                        Mark E. Lefanowicz
Vice President and Controller              Executive Vice President and CFO
Bay View Acceptance Corporation            Bay View Capital Corporation